SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           Focus Media Holding Limited
                      -------------------------------------
                                (Name of Issuer)

                  ORDINARY SHARES, par value $0.00005 per share
                    -----------------------------------------
                         (Title of Class of Securities)

                                    34415V109
                                 --------------
                                 (CUSIP Number)

                                February 18, 2009
                      ------------------------------------
                      (Date of Event Which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                         (Continued on following pages)

                              (Page 1 of 18 Pages)

-------------------                                           ------------------
CUSIP NO. 34415V109                           13G             Page 2 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Capital Management, LP ("TPG-Axon Management")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    35,000,000 Ordinary Shares (#)
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    35,000,000 Ordinary Shares (#)
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       35,000,000 Ordinary Shares (#)
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.41%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 34415V109                           13G             Page 3 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners GP, LP ("PartnersGP")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    11,324,930 Ordinary Shares (#)
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    11,324,930 Ordinary Shares (#)
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,324,930 Ordinary Shares (#)
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.75%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 34415V109                           13G             Page 4 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon GP, LLC ("GPLLC")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    35,000,000 Ordinary Shares (#)
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    35,000,000 Ordinary Shares (#)
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       35,000,000 Ordinary Shares (#)
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.41%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 34415V109                           13G             Page 5 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners, LP ("TPG-Axon Domestic")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    11,324,930 Ordinary Shares (#)
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    11,324,930 Ordinary Shares (#)
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,324,930 Ordinary Shares (#)
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.75%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 34415V109                           13G             Page 6 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners (Offshore), Ltd. ("TPG-Axon Offshore")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    23,675,070 Ordinary Shares (#)
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    23,675,070 Ordinary Shares (#)
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       23,675,070 Ordinary Shares (#)
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.66%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 34415V109                           13G             Page 7 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Dinakar Singh LLC ("Singh LLC")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    35,000,000 Ordinary Shares (#)
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    35,000,000 Ordinary Shares (#)
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       35,000,000 Ordinary Shares (#)
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.41%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 34415V109                           13G             Page 8 of 18 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Dinakar Singh ("Mr. Singh")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    35,000,000 Ordinary Shares (#)
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    35,000,000 Ordinary Shares (#)
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       35,000,000 Ordinary Shares (#)
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.41%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 34415V109                           13G             Page 9 of 18 Pages
-------------------                                           ------------------

ITEM 1.

       (a)    NAME OF ISSUER: Focus Media Holding Limited

       (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              28-30/F, Zhao Feng World Trade Building
              369 Jiangsu Road
              Shanghai 200050 China

ITEM 2.

       2(a).  NAME OF PERSON FILING:

       This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

       (i) TPG-Axon Capital Management, LP ("TPG-Axon Management"), a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G held by TPG-Axon Partners, LP ("TPG-Axon Domestic") and TPG-Axon Partners (Offshore), Ltd. ("TPG-Axon Offshore," and together with TPG-Axon Domestic the "Funds").

       (ii) TPG-Axon Partners GP, LP ("PartnersGP"), a Delaware limited partnership which serves as the general partner of TPG-Axon Domestic, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by TPG-Axon Domestic.

       (iii) TPG-Axon GP, LLC ("GPLLC"), a Delaware limited liability company, which serves as the general partner of TPG-Axon Management and PartnersGP, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

       (iv) TPG-Axon Domestic, a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G directly held by it.

       (v) TPG-Axon Offshore, a Cayman Islands exempted company, with respect to the Shares reported in this Schedule 13G directly held by it.

       (vi) Dinakar Singh LLC ("Singh LLC"), a Delaware limited liability company which serves as the managing member of GPLLC, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

       (vii) Dinakar Singh ("Mr. Singh"), an individual who serves as the managing member of Singh LLC, with respect to the Shares reported in this Schedule 13G managed by TPG-Axon Management and held by the Funds.

-------------------                                          -------------------
CUSIP NO. 34415V109                           13G            Page 10 of 18 Pages
-------------------                                          -------------------

       (b)    ADDRESS OF PRINCIPAL OFFICE:

              (All, except TPG-Axon     TPG-Axon Offshore
              Offshore)

              888 Seventh Avenue        c/o Goldman Sachs (Cayman) Trust Limited
              38th Floor                PO Box 896GT, Harbour Centre, 2nd Floor
              New York, New York 10019  George Town, Grand Cayman
                                        Cayman Islands, BWI

       (c) Citizenship: Delaware (all except TPG-Axon Offshore and Mr. Singh); TPG-Axon Offshore: Cayman Islands; Mr. Singh is a United States citizen.

       (d) Title of Class of Securities: Ordinary Shares, par value $0.00005 per share (the "Shares")

       (e)    CUSIP Number: 34415V109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

       (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

       (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

       (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

       (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

       (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

       (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

       (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

       (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

       (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

       (j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

-------------------                                          -------------------
CUSIP NO. 34415V109                           13G            Page 11 of 18 Pages
-------------------                                          -------------------

       IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX [X]


ITEM 4. OWNERSHIP

       TPG-Axon Management, as investment manager to TPG-Axon Domestic and TPG-Axon Offshore, has the power to direct the disposition and voting of the Shares held by TPG-Axon Domestic and TPG-Axon Offshore. PartnersGP is the general partner of TPG-Axon Domestic. GPLLC is the general partner of PartnersGP and TPG-Axon Management. Singh LLC is a Managing Member of GPLLC. Mr. Singh, an individual, is the Managing Member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the securities held by TPG-Axon Domestic and TPG-Axon Offshore.

       Each of Singh LLC, GPLLC, PartnersGP and Mr. Singh disclaim beneficial ownership of all of the shares of Common Stock and options to purchase shares of Common Stock reported in this 13G.

       A.     TPG-Axon Management
              (a) Amount beneficially owned: 35,000,000 Ordinary Shares (#) (#The total number of shares beneficially owned is comprised of 35,000,000 ordinary shares represented by 7,000,000 American Depository Shares ("ADS"). This total is composed of 11,324,930 ordinary shares represented by 2,264,986 ADS in the name of TPG-Axon Partners, LP and 23,675,070 ordinary shares represented by 4,735,014 ADS in the name of TPG-Axon Partners (Offshore), Ltd.)
              (b)   Percent of class: 5.41%*
                    (*All percentages of beneficial ownership reported in this Schedule 13G are based on the 647,503,412
                    Ordinary Shares reported in the Issuer's Form 20F
                    filed on May 6, 2008.)
              (c)   Number of shares as to which the person has:
                    (i)   Sole power to vote or to direct the vote:
                          0
                    (ii)  Shared power to vote or to direct the vote:
                          35,000,000 Ordinary Shares (#)
                    (iii) Sole power to dispose or to direct the
                          disposition of:
                          0
                    (iv) Shared power to dispose or to direct the disposition of:
                          35,000,000 Ordinary Shares (#)

       B.     PartnersGP
              (a)   Amount beneficially owned: 11,324,930 Ordinary Shares (#)
              (b)   Percent of class: 1.75%*
              (c)   Number of shares as to which the person has:
                    (i)   Sole power to vote or to direct the vote:
                          0
                    (ii)  Shared power to vote or to direct the vote:
                          11,324,930 Ordinary Shares (#)
                    (iii) Sole power to dispose or to direct
                          the disposition of:
                          0

-------------------                                          -------------------
CUSIP NO. 34415V109                           13G            Page 12 of 18 Pages
-------------------                                          -------------------

                    (iv) Shared power to dispose or to direct the disposition of:
                          11,324,930 Ordinary Shares (#)

       C.     GPLLC
              (a)   Amount beneficially owned: 35,000,000 Ordinary Shares (#)
              (b)   Percent of class: 5.41%*
              (c)   Number of shares as to which the person has:
                    (i)   Sole power to vote or to direct the vote:
                          0
                    (ii)  Shared power to vote or to direct the vote:
                          35,000,000 Ordinary Shares (#)
                    (iii) Sole power to dispose or to direct
                          the disposition of:
                          0
                    (iv)  Shared power to dispose or to direct
                          the disposition of:
                          35,000,000 Ordinary Shares (#)

       D.     TPG-Axon Domestic
              (a)   Amount beneficially owned: 11,324,930 Ordinary Shares (#)
              (b)   Percent of class: 1.75%*
              (c)   Number of shares as to which the person has:
                    (i)   Sole power to vote or to direct the vote:
                          0
                    (ii)  Shared power to vote or to direct the vote:
                          11,324,930 Ordinary Shares (#)
                    (iii) Sole power to dispose or to direct
                          the disposition of:
                          0
                    (iv)  Shared power to dispose or to direct
                          the disposition of:
                          11,324,930 Ordinary Shares (#)

       E.     TPG-Axon Offshore
              (a)   Amount beneficially owned: 23,675,070 Ordinary Shares (#)
              (b)   Percent of class: 3.66%*
              (c)   Number of shares as to which the person has:
                    (i)   Sole power to vote or to direct the vote:
                          0
                    (ii)  Shared power to vote or to direct the vote:
                          23,675,070 Ordinary Shares (#)
                    (iii) Sole power to dispose or to direct
                          the disposition of:
                          0
                    (iv)  Shared power to dispose or to direct
                          the disposition of:
                          23,675,070 Ordinary Shares (#)

       F.     Singh LLC
              (a)   Amount beneficially owned: 35,000,000 Ordinary Shares (#)
              (b)   Percent of class: 5.41%*
              (c)   Number of shares as to which the person has:
                    (i)   Sole power to vote or to direct the vote:
                          0
                    (ii)  Shared power to vote or to direct the vote:
                          35,000,000 Ordinary Shares (#)
                    (iii) Sole power to dispose or to direct
                          the disposition of:
                          0

-------------------                                          -------------------
CUSIP NO. 34415V109                           13G            Page 13 of 18 Pages
-------------------                                          -------------------
                    (iv) Shared power to dispose or to direct the disposition of:
                          35,000,000 Ordinary Shares (#)

       G.     Mr. Singh
              (a)   Amount beneficially owned: 35,000,000 Ordinary Shares (#)
              (b)   Percent of class: 5.41%*
              (c)   Number of shares as to which the person has:
                    (i)   Sole power to vote or to direct the vote:
                          0
                    (ii)  Shared power to vote or to direct the vote:
                          35,000,000 Ordinary Shares (#)
                    (iii) Sole power to dispose or to direct
                          the disposition of:
                          0
                    (iv)  Shared power to dispose or to direct
                          the disposition of:
                          35,000,000 Ordinary Shares (#)


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
        THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP

     Not applicable

-------------------                                          -------------------
CUSIP NO. 34415V109                           13G            Page 14 of 18 Pages
-------------------                                          -------------------


ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 25, 2009


                               TPG-Axon Capital Management, LP
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners GP, LP
                               By: TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon GP, LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President

-------------------                                          -------------------
CUSIP NO. 34415V109                            13G           Page 15 of 18 Pages
-------------------                                          -------------------


                               TPG-Axon Partners, LP
                               By:  TPG-Axon Partners GP, LP, general partner
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners (Offshore), Ltd.


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Director


                               Dinakar Singh LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Managing Member


                               /s/  Dinakar Singh
                               ---------------------------
                                    Dinakar Singh

-------------------                                          -------------------
CUSIP NO. 34415V109                           13G            Page 16 of 18 Pages
-------------------                                          -------------------



                                LIST OF EXHIBITS
                                 TO SCHEDULE 13G

                                                                            Page
                                                                            ----

1. Agreement to Make Joint Filing .........................................  17

-------------------                                          -------------------
CUSIP NO. 34415V109                           13G            Page 17 of 18 Pages
-------------------                                          -------------------


                                    EXHIBIT 1

                         AGREEMENT TO MAKE JOINT FILING



         Each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.


Dated:  February 25, 2009


                               TPG-Axon Capital Management, LP
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners GP, LP
                               By: TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon GP, LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President

-------------------                                          -------------------
CUSIP NO. 34415V109                           13G            Page 18 of 18 Pages
-------------------                                          -------------------

                               TPG-Axon Partners, LP
                               By:  TPG-Axon Partners GP, LP, general partner
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners (Offshore), Ltd.


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Director


                               Dinakar Singh LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Managing Member


                               /s/  Dinakar Singh
                               ---------------------------
                                    Dinakar Singh